Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Fiscal Year 2016 Revenue Up 42% to $360.3 Million
Record Annual Seat Bookings of 52,800

PLEASANTON, Calif. - February 9, 2017 - Ellie Mae® (NYSE:ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today reported results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Revenue of $96.2 million, up 48% from $64.9 million in 2015

•	Net income of $10.9 million, up 126% from $4.8 million in 2015

•	Adjusted EBITDA of $29.4 million, up 72% from $17.1 million in 2015

•	12,000 Encompass seats booked

•	Revenue per average active Encompass® user of $587, up 24% from $475 in 2015

Full Year 2016 Highlights

•	Revenue of $360.3 million, up 42% from $253.9 million in 2015

•	Net income of $37.8 million, up 70% from $22.3 million in 2015

•	Adjusted EBITDA of $113.1 million, up 51% from $74.7 million in 2015

•	52,800 Encompass seats booked

•	164,648 active Encompass users, up 21% from the year-ago period

“We finished the year with a great fourth quarter,” said Jonathan Corr, president and CEO of Ellie Mae. “Fourth quarter year-over-year revenue growth of 48% was driven by increased mortgage volume, the addition of new Encompass users, and the adoption of our services. Total seat bookings reached 12,000 during the quarter and we grew contracted users to a record 216,000, highlighting our ongoing business momentum.”

“With lenders recognizing the power of the Encompass Lending Platform to increase productivity and efficiency, we expect to see solid growth in 2017 as newer customers ramp loan production on our platform, we add customer seats and drive the adoption of both existing and new services. We also plan to further drive innovation with the continued introduction of our Encompass Connect suite of solutions and the beginning rollout of Encompass NG.”

Financial Results
Total revenue for the fourth quarter of 2016 was $96.2 million, compared to $64.9 million for the fourth quarter of 2015. Net income for the fourth quarter of 2016 was $10.9 million, or $0.31 per diluted share, compared to $4.8 million, or $0.16 per diluted share, for the fourth quarter of 2015.

On a non-GAAP basis, adjusted net income1 for the fourth quarter of 2016 was $20.0 million, or $0.57 per diluted share, compared to $13.5 million, or $0.44 per diluted share, for the fourth quarter of 2015. Adjusted EBITDA for the fourth quarter of 2016 was $29.4 million, compared to $17.1 million for the fourth quarter of 2015. GAAP and non-GAAP per share results for the quarter ended December 31, 2016 include the effect of an additional 3.2 million weighted average shares from the August follow-on offering.

Total revenue for 2016 was $360.3 million, compared to $253.9 million for 2015. Net income for 2016 was $37.8 million, or $1.15 per diluted share, compared to $22.3 million, or $0.72 per diluted share, for 2015.

On a non-GAAP basis, adjusted net income1 for 2016 was $74.8 million, or $2.28 per diluted share, compared to $52.2 million, or $1.69 per diluted share, for 2015. Adjusted EBITDA for 2016 was $113.1 million, compared to $74.7 million for 2015. GAAP and non-GAAP per share results for the year ended December 31, 2016 include the effect of an additional 1.3 million weighted average shares from the August follow-on offering.

First Quarter and Full Year 2017 Financial Outlook
Commencing with the first quarter of 2017, we are tax effecting adjusted net income to conform to the recent Compliance and Disclosure Interpretations published by the U.S. Securities and Exchange Commission in May of 2016 (the “May C&DI”) on non-GAAP measures. Our guidance for the first quarter and full year 2017 reflects these changes. Details of the impact on prior year periods are included in the financial data sheet posted to the investor relations section of Ellie Mae’s website.

For the first quarter of 2017, our revenue is expected to be in the range of $92.0 million to $93.0 million. Net income2 is expected to be in the range of $4.5 million to $5.0 million, or $0.13 to $0.14 per diluted share. Adjusted net income1 is expected to be in the range of $7.4 million to $7.5 million, or approximately $0.21 per diluted share, which reflects the tax adjustment. Adjusted EBITDA is expected to be in the range of $19.3 million to $19.5 million. Per share guidance assumes a weighted average share count of approximately 36 million.

For the full year 2017, revenue is expected to be in the range of $433.0 million to $440.0 million. Net income2 is expected to be in the range of $45.0 million to $50.0 million, or $1.23 to $1.36 per diluted share. Adjusted net income1 is expected to be in the range of $65.6 million to $70.7 million, or $1.79 to $1.92 per diluted share, which reflects the tax adjustment. Adjusted EBITDA is expected to be in the range of $139.5 million to $147.4 million. Per share guidance assumes a weighted average share count of approximately 37 million.

________________
1 Please see paragraph titled, “Note Regarding Adjusted Net Income.”
2 Please see paragraph titled, “Note Regarding New Share-based Compensation Expense Accounting Standard.”

Additional information about the non-GAAP financial measures presented in this release, including a reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below under the section entitled “Use of Non-GAAP Financial Measures.”

Quarterly Conference Call
Ellie Mae (the “Company”) will discuss its fourth quarter and full year 2016 results today, February 9, 2017, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-591-4953 or 719-325-4823 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through February 23, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 8508388.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with the non-GAAP financial measures of adjusted net income1, adjusted EBITDA, and free cash flow in addition to the traditional GAAP operating performance measure of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus stock-based compensation expense, amortization of intangible assets, and impairment loss on intangible assets. EBITDA consists of net income plus depreciation, amortization of intangible assets, impairment loss on intangible assets, and income tax provision, less other income, net. Adjusted EBITDA consists of EBITDA plus stock-based compensation expense. Free cash flow consists of net cash provided by operating activities less acquisition of property and equipment and internal-use software, net. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, the amortization of intangibles related to acquisitions, loss on impairment of intangible assets, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income, EBITDA, adjusted EBITDA, and free cash flow differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income, EBITDA, adjusted EBITDA, and operating cash flow to free cash flow are included in the tables below.

Note Regarding New Share-based Compensation Expense Accounting Standard
In March 2016, Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which addresses, among other items, the accounting for income taxes, forfeitures and cash flow presentation. Under ASU 2016-09, excess tax benefits generated upon the settlement or exercise of stock awards are no longer recognized as additional paid-in capital but are instead recognized as a reduction to income tax expense. This amendment to the accounting for income taxes became effective on January 1, 2017 and has been applied by Ellie Mae to its 2017 guidance.

Note Regarding Adjusted Net Income
Recent Compliance and Disclosure Interpretations published by the U.S. Securities and Exchange Commission in May of 2016 (the “May C&DI”) related to the use of non-GAAP financial measures would require the Company to include an additional adjustment to adjusted net income to reflect the income tax effects of the adjustments to GAAP net income (the “tax adjustment”), as discussed above. In reporting adjusted net income results for the fourth quarter and full year 2016, the Company has elected to present adjusted net income consistent with its historical practice, excluding the tax adjustment discussed in the May C&DI. The Company believes that maintaining consistency with its historical practice and previously reported 2016 financial outlook better allows the Company’s investors to evaluate financial performance. For the first quarter and full year 2017 guidance, the Company has included the tax adjustments in the adjusted net income presentation.

The non-GAAP reconciliation tables below include the adjusted net income before and after the inclusion of the tax adjustment for the fourth quarter and full year 2016 results and the first quarter and full year 2017 guidance.

Disclosure Information
Ellie Mae uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Ellie Mae’s investor relations website in addition to following Ellie Mae’s press releases, SEC filings, and public conference calls and webcasts.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Mortgage lenders of all sizes use Ellie Mae’s Encompass® all-in-one mortgage management solution, Mavent Compliance Service, and AllRegs research, reference and education resources to improve compliance, loan quality and efficiency across the entire mortgage lifecycle. Visit EllieMae.com or call (877) 355-4362 to learn more.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include projected revenue, net income, adjusted EBITDA, and adjusted net income for the first quarter and fiscal year 2017. These statements involve known and unknown risks, uncertainties, and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgages in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; costs incurred and delays in developing new products; changes in anticipated rates of SaaS seat additions, and new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission (“SEC”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2015 as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

IR CONTACTS:

Alex Hughes
VP of Investor Relations
Ellie Mae, Inc.
(925) 227-7079
IR@elliemae.com

Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
(415) 217-4967
lisa@blueshirtgroup.com

PRESS CONTACT:

Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

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© 2017 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, the Ellie Mae logo and other trademarks or service marks of Ellie Mae, Inc. appearing herein are property of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$380,907	$34,396
Short-term investments	41,841	48,975
Accounts receivable, net of allowance for doubtful accounts of $45 and $124 as of December 31, 2016 and December 31, 2015, respectively	39,358	28,568
Prepaid expenses and other current assets	15,209	9,874
Total current assets	477,315	121,813
Property and equipment, net	126,297	81,360
Long-term investments	45,931	55,473
Intangible assets, net	17,289	22,810
Deposits and other assets	10,138	8,888
Goodwill	74,547	74,547
Total assets	$751,517	$364,891
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,942	$9,911
Accrued and other current liabilities	39,809	37,307
Deferred revenue	23,126	15,864
Total current liabilities	78,877	63,082
Leases payable, net of current portion	85	685
Other long-term liabilities	17,647	10,273
Total liabilities	96,609	74,040

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 33,685,649 and 29,566,511 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	3	3
Additional paid-in capital	612,098	285,342
Accumulated other comprehensive loss	(219)	(257)
Retained earnings	43,026	5,763
Total stockholders’ equity	654,908	290,851
Total liabilities and stockholders’ equity	$751,517	$364,891

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$96,181	$64,867	$360,285	$253,937
Cost of revenues(1)	32,843	23,555	120,145	84,208
Gross profit	63,338	41,312	240,140	169,729
Operating expenses:
Sales and marketing(1)	14,257	10,562	54,704	38,208
Research and development(1)	16,305	11,734	58,501	40,451
General and administrative(1)	18,434	14,103	71,318	57,212
Total operating expenses	48,996	36,399	184,523	135,871
Income from operations	14,342	4,913	55,617	33,858
Other income, net	424	180	989	619
Income before income taxes	14,766	5,093	56,606	34,477
Income tax provision	3,864	271	18,830	12,219
Net income	$10,902	$4,822	$37,776	$22,258
Net income per share of common stock:
Basic	$0.33	$0.16	$1.21	$0.76
Diluted	$0.31	$0.16	$1.15	$0.72
Weighted average common shares used in computing net income per share of common stock:
Basic	33,481,511	29,483,605	31,179,857	29,179,352
Diluted	35,010,867	30,959,344	32,799,785	30,842,584

Net income	$10,902	$4,822	$37,776	$22,258
Other comprehensive income, net of taxes:
Unrealized gain (loss) on investments	(284)	(319)	38	(162)
Comprehensive income	$10,618	$4,503	$37,814	$22,096

(1)Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$1,352	$1,029	$4,835	$3,218
Sales and marketing	1,249	779	4,429	2,752
Research and development	1,879	1,470	7,296	5,431
General and administrative	3,535	3,359	14,911	12,840
	$8,015	$6,637	$31,471	$24,241

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,776	$22,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,460	10,842
Amortization of intangible assets	5,521	5,180
Impairment loss on intangible assets	—	562
Legal settlement	—	(522)
Stock-based compensation expense	31,471	24,241
Excess tax benefit from stock-based compensation	(10,246)	(11,387)
Impairment and loss on sale of property and equipment	5	97
Deferred income taxes	7,784	2,255
Amortization of investment premium	1,024	1,033
Changes in operating assets and liabilities:
Accounts receivable, net	(10,791)	(7,943)
Prepaid expenses and other current assets	(5,334)	1,381
Deposits and other assets	(3,464)	(1,985)
Accounts payable	3,678	290
Accrued, other current and other liabilities	17,585	35,079
Deferred revenue	7,184	5,849
Net cash provided by operating activities	102,653	87,230
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(25,191)	(24,768)
Acquisition of internal-use software	(35,097)	(27,608)
Proceeds from sale of property and equipment	—	58
Purchases of investments	(62,533)	(60,816)
Maturities of investments	58,223	63,204
Sale of investments	20,000	—
Cash paid for acquisitions, net of cash acquired	—	(16,419)
Net cash used in investing activities	(44,598)	(66,349)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(3,827)	(3,745)
Proceeds from issuance of common stock under employee stock plans	17,297	14,199
Proceeds from issuance of common stock in public offering, net of issuance costs	271,379	—
Payments for repurchase of common stock	(663)	(31,530)
Tax payments related to shares withheld for vested restricted stock units	(5,976)	(3,552)
Excess tax benefit from stock-based compensation	10,246	11,387
Net cash provided by (used in) financing activities	288,456	(13,241)
NET INCREASE IN CASH AND CASH EQUIVALENTS	346,511	7,640
CASH AND CASH EQUIVALENTS, Beginning of period	34,396	26,756
CASH AND CASH EQUIVALENTS, End of period	$380,907	$34,396

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)
(UNAUDITED)
(in thousands)

	Year Ended December 31,
	2016	2015
Supplemental disclosure of cash flow information:
Cash paid for interest	$294	$133
Cash paid for income taxes	$267	$104
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases accrued but not paid	$5,945	$3,662
Stock-based compensation capitalized to property and equipment	$2,831	$1,126
Acquisition of property and equipment under capital leases	$—	$6,998

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income	$10,902	$4,822	$37,776	$22,258
Depreciation and amortization	5,973	3,518	20,460	10,842
Amortization of intangible assets	1,079	1,491	5,521	5,180
Other income, net	(424)	(180)	(989)	(619)
Impairment loss on intangible assets	—	562	—	562
Income tax provision	3,864	271	18,830	12,219
EBITDA	21,394	10,484	81,598	50,442

Stock-based compensation expense	8,015	6,637	31,471	24,241
Adjusted EBITDA	$29,409	$17,121	$113,069	$74,683

Net income	$10,902	$4,822	$37,776	$22,258
Stock-based compensation expense	8,015	6,637	31,471	24,241
Impairment loss on intangible assets	—	562	—	562
Amortization of intangible assets	1,079	1,491	5,521	5,180
Adjusted net income before tax adjustments	$19,996	$13,512	$74,768	$52,241
Income tax effects of adjustments	(3,763)	(3,583)	(14,195)	(11,071)
Adjusted net income with tax adjustments	$16,233	$9,929	$60,573	$41,170

Shares used to compute adjusted net income per share
Basic	33,481,511	29,483,605	31,179,857	29,179,352
Diluted	35,010,867	30,959,344	32,799,785	30,842,584

Adjusted net income per share before tax adjustments
Basic	$0.60	$0.46	$2.40	$1.79
Diluted	$0.57	$0.44	$2.28	$1.69

Adjusted net income per share with tax adjustments
Basic	$0.48	$0.34	$1.94	$1.41
Diluted	$0.46	$0.32	$1.85	$1.33

Net cash provided by operating activities	$47,017	$22,694	$102,653	$87,230
Acquisition of property and equipment and internal-use software, net	(13,996)	(10,993)	(60,288)	(52,318)
Free cash flow	$33,021	$11,701	$42,365	$34,912

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	First Quarter 2017 Projected Range		Fiscal 2017 Projected Range
Net income	$4,500	$5,000	$45,000	$50,000

Depreciation and amortization	8,000	8,000	39,000	39,000
Amortization of intangible assets	1,100	1,100	4,400	4,400
Income tax provision/other	(2,500)	(2,900)	12,600	14,000
EBITDA	11,100	11,200	101,000	107,400

Stock-based compensation expense	8,200	8,300	38,500	40,000
Adjusted EBITDA	$19,300	$19,500	$139,500	$147,400

Net income	$4,500	$5,000	$45,000	$50,000
Stock-based compensation expense	8,200	8,300	38,500	40,000
Amortization of intangible assets	1,100	1,100	4,400	4,400
Adjusted net income before tax adjustments	$13,800	$14,400	$87,900	$94,400
Income tax effects of adjustments	(6,400)	(6,900)	(22,300)	(23,700)
Adjusted net income with tax adjustments	$7,400	$7,500	$65,600	$70,700

Shares used to compute non-GAAP net income per share
Basic	33,700,000	33,900,000	34,500,000	34,800,000
Diluted	35,500,000	35,700,000	36,600,000	36,800,000

Projected net income per share
Basic	$0.13	$0.15	$1.30	$1.44
Diluted	$0.13	$0.14	$1.23	$1.36

Adjusted net income per share before tax adjustments
Basic	$0.41	$0.42	$2.55	$2.71
Diluted	$0.39	$0.40	$2.40	$2.57

Adjusted net income per share with tax adjustments
Basic	$0.22	$0.22	$1.90	$2.03
Diluted	$0.21	$0.21	$1.79	$1.92